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[LOGO]                                          [News Release]
                                                30 South Wacker Drive
                                                Suite 3400
                                                Chicago, IL 60606
                                                www.ameritech.com
For further information, contact:
Jerrell Ross, Ameritech, 312 750-5265
jerrell.k.ross@ameritech.com

George Stenitzer, Ameritech, 312 609-6166 george.i.stenitzer@ameritech.com

FOR IMMEDIATE RELEASE: Tuesday, April 20, 1999

      Ameritech Earnings Grow 19.5 Percent in First Quarter,
            Earnings Per Share Up 18.9 Percent to $0.63

Data Services Revenues Increase 40 Percent, European Investments Power Results

  CHICAGO - Ameritech (NYSE: AIT) today reported record first-quarter earnings, driven by rapid growth in data communications and continued strong contributions from its extensive European investments. The results marked Ameritech's 22nd consecutive quarter of double-digit profit growth before one-time items.

  First-quarter earnings grew 19.5 percent to $705 million, up from $590 million a year ago before one-time items, and earnings per share climbed 18.9 percent to $0.63, up from $0.53 in the first quarter of 1998. Revenues advanced 7.8 percent to a first-quarter record of $4.46 billion, up from $4.13 billion in the first quarter of 1998.

  First-quarter earnings included adoption of a new accounting pronouncement, SOP 98-1, that calls for certain computer software expenses to be capitalized. Without this required change, Ameritech's earnings before one-time items would have increased 17.3 percent to $692 million, and earnings per share would have grown 17.0 percent to $0.62.

  "This was a standout quarter built on strong fundamentals," said Richard C. Notebaert, Ameritech chairman and chief executive officer. "First-quarter revenues from data services increased 40 percent and represented nearly half of our total revenue growth. Continued excellent results from our European holdings contributed more than one-fourth of our earnings growth. And to expand in high-potential markets for the future, we took important steps forward - announcing a major strategic alliance with Bell Canada and acquisition of one of North America's leading network integration businesses. We're excited about the opportunities ahead."

  Ameritech's first-quarter results included the following highlights:
  - 17 percent growth in sales of residential call management services such as Caller ID, Call Waiting and Voice Messaging.
  - 15 percent increase in total voice channel equivalents to 37.1 million, driven by rapid growth in high-capacity connections. Business voice channel equivalents grew 25 percent.
  - 62 percent growth in ISDN channels and 37 percent growth in high-capacity circuits.


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   - 10 percent growth in U.S. cellular customers to 3.7 million.
     First-quarter operating cash flow from U.S. wireless businesses nearly doubled.
   - 13 percent growth in security customers to 1.2 million. Ameritech provides security services in all 50 states and Canada and has a presence in 92 of the top 100 U.S. markets.

  With major strategic partnerships in the national communications companies Belgacom of Belgium, Tele Danmark of Denmark and MATAV of Hungary, Ameritech is the largest foreign investor in European telecommunications. Ameritech has interests in 15 European countries, including wireless operations in 11 countries, and a European portfolio valued at $10 billion.

  To further expand its growth potential, during the past three months
Ameritech:

   - Broadened its international portfolio by agreeing to invest
     $3.4 billion for a 20 percent equity stake in Bell Canada, Canada's premier telecommunications company. Bell Canada provides a full range of communications services to markets with a total population of more than 20 million. The companies expect to finalize the transaction by the end of May.

   - Strengthened its data communications capabilities by acquiring Anixter International's North American Network Integration Division, a data network design and consulting unit. Through this acquisition, Ameritech increased its data work force by 35 percent and became the top U.S. carrier reseller of Cisco, Nortel/Bay Networks and 3Com data equipment. This transaction closed on April 2, 1999.

   - Advanced its planned merger with SBC Communications obtaining clearances from the U.S. Department of Justice and the Public Utilities Commission of Ohio. Shareowners of both Ameritech and SBC overwhelmingly approved the companies' merger agreement in December of last year. Upon closing of the transaction, Ameritech shareowners will receive 1.316 shares of SBC common stock for each share of Ameritech common stock. The companies expect to complete the transaction by the middle of 1999.

  Ameritech's first-quarter results in both 1999 and 1998 included one-time items. First-quarter 1998 results included a $64 million after-tax charge for restructuring costs and a $34 million after-tax charge for a currency-related fair value adjustment related to Ameritech's investment in Tele Danmark. First-quarter 1999 results included a one-time after-tax gain of $27 million from adjustments to previously announced restructuring plans. Including these items, reported first-quarter 1998 net income was $492 million or $0.44 per share, and reported first-quarter 1999 net income was $732 million or $0.66 per share.

  Ameritech (NYSE: AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services including local and long-distance telephone and data, cellular, paging, security, cable TV, Internet and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 70,000 employees, 1 million shareowners and $30 billion in assets.
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                     Ameritech Corporation
           Financial Summary - Quarter Ended March 31
         (Dollars in millions, except per share amounts)
                           (Unaudited)

First Quarter Results
                                                        Percent
Before One-time Items                   1999      1998   Change
Operating revenues                    $4,455    $4,133     7.8 %
Operating expenses                     3,317     3,125     6.2 %
Net income                               705       590    19.5 %
Diluted earnings per share              0.63      0.53    18.9 %
As Reported
Operating revenues                    $4,455    $4,133     7.8 %
Operating expenses                     3,273     3,228     1.4 %
Net income                               732       492    48.8 %
Diluted earnings per share              0.66      0.44    50.0 %
Average common shares
 outstanding (000)                 1,099,066 1,099,650    (0.1)%
Average common shares
 outstanding with dilution (000)   1,111,988 1,108,617     0.3 %

First Quarter 1999 One-time Items
Normalized operating expenses for 1999 exclude a reduction of $44 million ($27 million after-tax or $0.03 per share) to our 1998 accrual for restructuring. We have determined that certain restructuring activities will no longer occur and are being accomplished more cost effectively than originally planned.

First Quarter 1998 One-time Items
Normalized operating expenses for 1998 exclude a $104 million restructuring charge ($64 million after-tax or $0.06 per share) related to the cost containment program announced in March 1998.

Net income before one-time items for 1998 also excludes an after-tax charge of $34 million, or $0.03 per share, resulting from a currency-related fair-value adjustment in connection with our Tele Danmark investment.

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                      Ameritech Corporation
                        Financial Summary
         (Dollars in millions, except per share amounts)
                           (Unaudited)

The following information supplements the overall reported results of Ameritech Corporation as of March 31, 1999 and 1998 or for the quarters then ended:

                                   1999          1998

Total assets                    $29,796       $27,953

Long-term debt                   $5,521        $7,019
Dividends per common share      $0.3175       $0.3000

Book value per common share       $9.94         $7.75
Voice channel equivalents        37,056        32,143
Network access lines (000s)      21,146        20,609 #

# - restated to eliminate access lines sold to Century Telephone
    Enterprises, Inc. in November 1998.